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                                                                     Exhibit 4.9

SHARE PURCHASE AGREEMENT entered into as of July 16, 2003.

BETWEEN :             MICHEL SAUVAGEAU, businessman, residing at 88 MacDonald,
                      Kirkland, Quebec, H9J 3Z6

                      (the "VENDOR")

AND : DRAXIS PHARMA INC., a corporation duly incorporated under the laws of Canada, having its principal place of business at 16751 TransCanada Highway, Kirkland, Quebec, H9H 4J4, acting and represented by John Durham, its President, duly authorized as he so declares

                      (the "PURCHASER")

     WHEREAS Vendor is the owner of 70,028 common shares (the "PURCHASED SHARES") in the share capital of the Purchaser;

     AND WHEREAS the Vendor desires to transfer to the Purchaser, and the Purchaser desires to purchase from the Vendor for cancellation, all of Vendor's right, title and interest in the Purchased Shares, subject to the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto hereby covenant and agree as follows:

1.   PREAMBLE

     The preamble is an integral part of this Agreement.

2.   PURCHASE AND SALE

2.1 The Vendor hereby transfers, assigns, grants and conveys to the Purchaser, and the Purchaser hereby purchases from the Vendor, all of Vendor's right, title and interest in the Purchased Shares.

2.2 The aggregate purchase price for the Vendor's right, title and interest in the Purchased Shares (the "PURCHASE PRICE") shall be $105,042.00.

2.3 The Vendor hereby acknowledges that the Purchaser loaned it an amount of $66,666.00 to subscribe to the Purchased Shares (the "LOAN").

2.4 The Vendor acknowledges that as of this date the outstanding amount of the Loan is $59,999.00 and that he hereby agrees that said amount will be deducted by the Purchaser from the Purchase Price in full and complete payment of the Loan. Accordingly, the Vendor hereby instructs the Purchaser to pay to the Vendor the net amount of $45,043.00.

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2.5  The Vendor acknowledges that the pledge of the Purchased Shares is released as a consequence of the payment provided in Section 2.4..

3.   REPRESENTATIONS AND WARRANTIES

3.1  The Vendor represents and warrants to the Purchaser:

     3.1.1 The Vendor owns the Purchased Shares by good and valid title, free and clear of any hypothec, priority, surety, charge, assignment, option, claim or other third party right, save and except for the pledge in favour of the Purchaser; and

     3.1.2   The Vendor is not a non-resident person within the meaning of section 116 of the INCOME TAX ACT (Canada).

3.2  The Purchaser represents and warrants to the Vendor:

     3.2.1   The Purchaser is not a non-resident person within the meaning of section 116 of the INCOME TAX ACT (Canada), and

     3.2.2 The Purchaser has all necessary power and authority to acquire the Purchased Shares from the Vendor according to the terms of this Agreement, without any other restriction or condition.

3.3 Except as expressly provided in this Section 3, the Purchased Shares are transferred without any other representation or warranty whatsoever.

4.   GENERAL

4.1 Any notice or other communication required or permitted to be given herein to any party shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided if followed by a copy sent via messenger. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notice and other communications shall be addressed as follows :

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     4.1.1   if to the Vendor :

             Michel Sauvageau
             88 MacDonald
             Kirkland, Quebec
             H9J 3Z6

     4.1.2   if to the Purchaser :

             16751 TransCanada Highway
             Kirkland, Quebec
             H9H 4J4
             Facsimile: (514) 905-5494

             Attention: The President

     A party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Sub-section 4.1.

4.2 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

4.3 The division of this Agreement into sections and subsections are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

4.4 The Purchaser and the Vendor shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.5 This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein.

4.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

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4.7  The parties hereto have expressly required that this Agreement and all documents related thereto be drafted in English. Les parties aux presentes on expressement exige que la present entent et les documents s'y rapportant soient rediges en anglais.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first hereinabove written.


                                           DRAXIS PHARMA INC.


/s/ Michel Sauvageau                       Per: /s/ John Durham
---------------------------------               --------------------------------
MICHEL SAUVAGEAU                                President